UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2015

Tandem Diabetes Care, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36189	20-4327508
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11045 Roselle Street, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 366-6900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Execution of Agreements with Departing Executive Vice President and Chief Commercial Officer

As previously announced, Robert B. Anacone, our Executive Vice President and Chief Commercial Officer will retire as of December 31, 2015 (the “Separation Date”).

In connection with his departure, Tandem Diabetes Care, Inc. (the “Company”) entered into a Retirement Agreement with Mr. Anacone on November 23, 2015. The Retirement Agreement provides that Mr. Anacone will continue to be a full-time employee of the Company through the Separation Date, at which time Mr. Anacone’s employment with the Company will terminate. The Retirement Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, supersedes and replaces in full the Amended and Restated Employment Severance Agreement, dated November 4, 2013, entered into by and between the Company and Mr. Anacone.

The Retirement Agreement provides that the Company will, among other things, pay Mr. Anacone (i) any base salary that has accrued but was not paid as of the Separation Date, (ii) for any accrued but unused vacation days as of the Separation Date, (iii) any cash incentive bonus earned with respect to the fiscal year ending December 31, 2015, in accordance with the terms and conditions of the Company’s 2015 Cash Bonus Plan (any such bonus, the “2015 Cash Bonus”) regardless of his employment status on the actual payment date, and (iv) COBRA group health insurance premiums for Mr. Anacone and his eligible dependents until December 31, 2016. The determination of the actual 2015 Cash Bonus, if any, remains subject to the final determination by the Compensation Committee of the Board (the “Committee”) of the Company’s achievement with respect to the financial and operational targets described in the 2015 Cash Bonus Plan, as well as the Committee’s discretionary authority thereunder; but in any event will be determined for Mr. Anacone using the same methodology applied to the other participants in the 2015 Cash Bonus Plan (other than the targeted bonus amount, which varies by participant). The 2015 Cash Bonus will be paid to Mr. Anacone at the same time as bonuses, if any, are paid to other plan participants.

In addition, under the terms of the Retirement Agreement, the Company intends to enter into a Consulting Agreement with Mr. Anacone pursuant to which Mr. Anacone will be available, upon request, to provide consulting services to the Company relating to commercial sales and marketing activities.  Mr. Anacone will be available to provide consulting services from the Separation Date until December 31, 2016 (such period, the “Consulting Period”), unless the Consulting Agreement is sooner terminated in accordance with its terms. During the Consulting Period, the Company will, among other things, pay Mr. Anacone at a bi-weekly rate of $13,865.39, up to a maximum of $360,500.  The form of the Consulting Agreement is attached as Exhibit B to the Retirement Agreement.

Mr. Anacone’s receipt of the aforementioned payments and benefits under the Retirement Agreement and the Consulting Agreement is conditioned upon, among other things, (i) the effectiveness of the Retirement Agreement, including without limitation the General Release attached as Exhibit A to the Retirement Agreement, and (ii) Mr. Anacone’s continued compliance with the terms of the Retirement Agreement, the Consulting Agreement, and any other written agreement between Mr. Anacone and the Company, including the Employee Proprietary Information Agreement, which is attached as Exhibit C to the Retirement Agreement.

The descriptions of the Retirement Agreement and the Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the applicable agreement as set forth in Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description
10.1	Retirement Agreement, executed as of November 23, 2015, entered into by and between Tandem Diabetes Care, Inc. and Robert B. Anacone.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tandem Diabetes Care, Inc.

By:	/s/ John Cajigas
John Cajigas
Chief Financial Officer and Treasurer

Date:  November 25, 2015

EXHIBIT INDEX

Exhibit No.	Description
10.1	Retirement Agreement, executed as of November 23, 2015, entered into by and between Tandem Diabetes Care, Inc. and Robert B. Anacone.